Exhibit 10.47

Mr. E.L. Steenbergen

Department and location
IAC/ ACT A13.007
Telephone/fax
020 57 60667 /60698
Reference
ES.001con.sd

PRIVATE AND CONFIDENTIAL	27 October 2009

INTERNATIONAL ASSIGNMENT AGREEMENT

Dear Mr Steenbergen,

We are pleased to confirm the outcome of our discussions, during which it was agreed that you will be re-assigned to the North America Insurance Corporation, the “Host Company”.

The terms and conditions of this assignment, which will be on a temporary basis, are explained in the Agreement (the “Agreement”) constituted by this contract, for the purpose of which the Netherlands will be regarded as the “Home Country” and the United States will be regarded as the “Host Country”.

§ 1 International assignment

(a)	During the period of your transfer, your existing contract of employment with ING Personeel VOF, as supplemented and amended by this Agreement, will continue in effect.

(b)	If there is any conflict between the terms of this Agreement and the terms of the contract of employment, or any other terms and conditions you may have with ING Group or any of its affiliates, this Agreement will take precedence unless local regulations require otherwise.

(c)	Your assignment is also subject to the standard terms and conditions for international assignees as agreed by the Executive Board of ING Group. These terms and conditions may be amended at any time. The terms and conditions of this Agreement, together with the Long Term Assignment Policy (LTAP), form part of the conditions of your international assignment.

If there is any conflict between the terms of this Agreement and the LTAP, this Agreement will take precedence. A copy of the LTAP including the current version of the standard terms and conditions for international assignees has been provided to you.

(d)	This Agreement shall remain in full force and effect until the end of the assignment as described in paragraph 2 below.

(e)	The period of your assignment counts as part of your continuous period of employment with the Home Company for all relevant purposes.

§ 2 Effective date and conditions precedent

This assignment, anticipated to last for approximately 3 years, will be effective from 1 January 2010, on condition that:

(a)	If requested, you and those members of your family who will be accompanying you, will have to pass a medical examination;

and

(b)	Any necessary visas, work-, residence permits and regulatory requirements or licence to practice are obtained.

§ 3 Accompanying family

The following members of your family will accompany you during the term of your assignment:

• your spouse,	Mrs. A.M. Steenbergen,	date of birth 24 November 1967
• your children,	C.W. Steenbergen,	date of birth 26 October 1999
	J.M. Steenbergen,	date of birth 25 January 2001
	A.F.L.. Steenbergen	date of birth 21 January 2003

§ 4 Duration of assignment

(a)	The Home Company in conjunction with the Host Company will determine, at their sole discretion, the duration of the assignment. However, for the avoidance of doubt, the Home Company in conjunction with Host Company can terminate the assignment, and require you to return to the Home Country at any time.

(b)	Not later than three months prior to the anticipated end of the assignment, the Home Company in consultation with the Host Company will inform you whether it intends to transfer you to another location, to repatriate you, to make you a permanent employee of the Host Country subject to a local contract or to extend your present assignment.

(c)	If your assignment is terminated and provided that this termination is not due to the reasons mentioned in paragraph 14 b & c below, we will make every effort to reinstate you in a function in the Home Country comparable to that which you held during your assignment.

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(d)	An option has been granted by the company to change the International Assignment Agreement to a local US labour contract annually during the duration of the assignment at the initiative of the employee.

None of the above will be done without consulting you and full consideration will be given to your personal interests and circumstances.

§ 5 Position and reporting

You are appointed as Chief Financial Officer, US Insurance and will report hierarchically to Mr R. Leary and functionally to Mr M.J. Rider.

§ 6 Mobility

The Home Company in conjunction with the Host Company reserves the right, prior to the expiry of your assignment to change the location and/or nature of your position if circumstances dictate so. This may lead to you being reassigned to a new Host Country, and to this Agreement being supplemented or replaced by a different agreement.

However, this will not be done without consulting you and full consideration will be given to your personal interests and circumstances.

§ 7 Home salary

Your 12 months gross salary will be: € 300,000. This salary will be used to determine your salary entitlement from your Home Country on completion of your assignment and your entitlement to pension and other benefits as referred to in paragraph 9 below.

Home salaries are reviewed annually at the time that salaries generally in the Home Country are reviewed. Your next annual home salary review date will be in January 2011.

§ 8 Total net assignment income

From the effective date of this Agreement, you will be entitled to be paid an annual net assignment income, as calculated in the enclosed balance sheet:

Home Currency Component

€ 85,324	(Euro Eighty Five Thousand Three Hundred Twenty Four)

plus Host Currency Component:

$97,194	(USD Ninety Seven Thousand One Hundred Ninety Four)

The host currency component will be paid into a Host Country account nominated by you, in twelve equal monthly instalments in arrears, unless local regulations otherwise require.

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The home currency component will be paid into a bank account nominated by you in the Home Country in arrears, in twelve equal monthly instalments.

Your net assignment income can change either higher or lower than the amounts indicated above as a result of changes in base salary, taxes, social security, hypothetical housing, cost of living index, exchange rate, change in family status etc.

§ 9 Pension and social security

During your employment with the Host Company, you will continue to be a member of and entitled to participate in your Home Country pension fund, the Pensioenregeling voor leden van de Directieraad ING” in accordance with the terms and conditions of this Pension Scheme. Your pension rights will be determined on the basis of your home salary.

The consequences of your assignment with regard to social security will be explained to you during your pre-assignment briefing.

§ 10 Taxation and tax consultation

For the duration of your assignment, you will be responsible for (hypothetical) income taxes on your gross notional base salary based on home tax rates. The Host Company will bear any actual taxes in the home and host countries related to international assignment benefits and employment income. You also will be responsible for any Home and Host Country taxes on your personal income or investments and other deferred variable compensation, paid to you by ING. For an explanation of hypothetical taxes and employment income, please refer to the LTAP and the Net Pay Policy.

You will be entitled to home and host tax consultation including individual tax preparation services through our ING tax consultant.

§ 11 Host Country housing

The Host Company will pay the costs of accommodation to a maximum of $ 11,450 per month inclusive of rates and management fees.

Amended, see attachment.

You will be responsible for the cost of utilities and insurance of the entire contents of the property, including appliances. You will also be responsible for any dilapidations levied at the end of your tenancy which are above normal wear and tear. Please note that any costs resulting from early termination of a fixed housing lease because of voluntary resignation or costs resulting from any action or omission to act on your part, which puts the Host Company in breach of the terms of the tenancy agreement, will be for your own account. Further details on accommodation can be found in the LTAP.

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§ 12 Annual leave

You are entitled to 30 days of annual leave per calendar year. Annual leave may only be taken at times agreed by the Management of the Host Company to which you are assigned as business conditions permit and as fits in with other personnel.

Annual Leave entitlements accrued prior to the commencement of this Agreement will not be paid out. Further details on annual leave can be found in the LTAP.

§ 13 Other provisions

(a)	One-off allowances

The Home Company will pay USD 9,829 as a net reassignment allowance. Further details on this one-off allowance can be found in the LTAP.

Amended, see attachment.

(b)	Bonus

Any bonus payment will be made entirely at the discretion of the Host Company, and it will be made as a gross payment. It will be based on your individual contributions and on the overall performance of ING.

The payment of any bonus is contingent upon:

•	you not having acted in breach of any of the Home / Host Company’s or ING Group’s policies or standards of conduct in a way which is materially detrimental to the interest of the company; and

•	you being in the Home Company’s employment and not working out a period of notice at the time that payment is due.

(c)	Company car

You are not entitled to a company car according to the terms and conditions of the Home Company and the conditions outlined in the LTAP. Instead, as an agreed exception to the LTA policy, you will receive a car addition in the balance sheet of € 23,400. This addition will be for 3 years only.

(d)	Medical & Travel insurance

Medical insurance: You and your accompanying family will be covered throughout the assignment by an international medical insurance plan. You will be subject to a hypothetical medical deduction. The amount of the deduction will be communicated on your Balance Sheet and updated periodically. Details of the plan will be provided to you by your IM Advisor.

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Travel insurance: Insurance for baggage in transit (in addition to insurance for shipment of goods). The ING Group Travel Insurance is valid for business as well as home leave travel all over the world at no cost to you and your partner. Business travel is understood to be any journey, other than commuter traffic.

(e)	Education

The Host Company will pay all reasonable and appropriate school fees for your children. Your IM Advisor will advise you on the particulars of education reimbursement. Further details on education can be found in the LTAP.

(f)	Market Value Allowance

It has been agreed that as an exception to the policy, you will receive a lump sum Market Value Allowance of € 40,000 net per annum. This allowance will only be paid in the first and second year of your assignment to New York. It is designed to assist with the difference in the Hong Kong versus the US Federal, New York City, New York State and US social security tax rates.

(g)	One-off Miscellaneous Allowance

In January 2010, you will receive an exceptional one off miscellaneous allowance of € 2,871 net of tax, as explained to you by your Human Resources representatives.

§ 14 Termination

This Agreement:

(a)	may be terminated prematurely by either party at the end of any calendar month, subject to a period of notice in writing of three months;

(b)	shall terminate in any event upon you reaching the retirement age;

(c)	may be terminated immediately in cases of gross misconduct.

If you terminate this agreement prematurely, the same period of notice of three months to which this agreement is subject will also apply to your contact of employment.

In addition, if you terminate this agreement and terminate your employment with ING Personnel VOF within a period of 12 months following the effective date of this agreement, the company may, at its discretion, require you to reimburse any payment made to you or an outside party for your benefit in respect of costs and expenses incurred by the Host or Home Company in relocating you and your family to the United States.

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§ 15 Confidentiality

(a)	Both during and after your assignment you have a personal responsibility to protect and maintain confidentiality of any information belonging to the Home Company or any associated company or its or their clients. Accordingly you must not, except as authorized or required by your duties or an order of any competent court, use for your own benefit or use for the benefit of or disclose to any third party any trade secret or confidential information in whatever form belonging or relating to the Home Company or any associated company or its or their business. This obligation will continue after the termination of your assignment unless and until any such information comes into the public domain other than through any breach of this provision by you.

(b)	Confidential information includes (but is not limited to): client lists or requirements, price lists, price structures or pricing models, rates of brokerage, levels of discounts provided to clients, marketing and sales information, business plans or dealings, employees or officers, financial information and plans, designs, formulae, product lines, prototypes, services, research activities, source codes and computer systems, software, any document marked “Confidential” (or with a similar expression), salary information or any information which you have been told is confidential or which you might reasonably expect the Home Company or any associated company would regard as confidential or secret.

§ 16 Jurisdiction

This Agreement is subject to Dutch law. Any dispute arising from or connected with this Agreement shall be submitted to the competent Dutch court to the exclusion of all other authorities.

§ 17 Compliance

During the period of your assignment, you are required to continue to observe the Compliance Code (including requirements in respect of personal account dealing) as well as the requirements of any applicable legislation and the rules and regulations of any relevant regulator.

If the terms of this letter are agreeable to you, please return the enclosed copy, after you have signed and initialled each page to indicate your acknowledgement.

Yours sincerely,

Sending Manager	Receiving Manager	Head of Insurance Europe
H. van der Noordan	R. Leary	C.J.P. Wile
/s/ H. van der Noordan	/s/ R. Leary	/s/ C.J.P. Wile

IM Advisor	Employee *	Head of Insurance Americas
M.M. van Zelm	E.L. Steenbergen	T.P. Waldron
/s/ M.M. van Zelm	/s/ E.L. Steenbergen	/s/ T.P. Waldron

*	I hereby certify that I have read the above Agreement and approve of its terms and conditions.

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Balance Sheet

Employee ID:	XS26JV	**Effective From:**	01-Jan-2010

Name:	Ewout Steenbergen	Job Title:	Regional CFO Ins & IIM IAP
PeopleSoft ID:	69071841	Contract Effective From:	01-Jan-2010
Corporate Title/Job Grade:	/17	Contract End Date:	31-Dec-2013
Nationality:	Netherlands	Home Currency:	EUR
Marital Status:	MARRIED	Host Currency:	USD
Accompanied by Partner:	Yes	Applied Cost of Living Index (COL):	92.60
No of Children:	3	COL Exchange Rate EUR to USD:	1.4664
No of Accompanying Children:	3	Exchange Rate (Date):	01-Oct-2009

Home Country/Region:	NL - Netherlands
Home Tax Region:	
Host Location:	US - New York Metro (HOST) (EPI)

A. HOME COUNTRY INCOME

1. Spendable Income Computation	**Home EUR**	
12 months home salary	300,000	
Course of Life Addition	10,500	+
Employee Pension Contribution	8,498	-
Gross Income	**302,002**	
Hypothetical Social Security	6,775	-
Hypothetical Country Tax	138,937	-
Other Net Allowances	3,132	+
Net Income	**159,423**	
Hypothetical Home Housing	23,893	-
Hypothetical Company Car	23,400	+
Home Medical Contribution	2,028	-
Total Net Spendable Income	**156,902**	
Discretionary Spendable	85,324	-
Total Net Day-to-Day Spendable Income	**71,578**	

B. ASSIGNMENT INCOME

2. Host Currency Component	**Home EUR**	**Host USD**	
Total Net Day-to-Day Spendable Income	71,578	104,961	
Cost of Living Differential	-5,297	-7,767	+
Total Net Host Currency Component	**66,281**	**97,194**	
3. Home Currency Component			
Discretionary Spendable	85,324	125,119	
Total Net Home Currency Component	**85,324**	**125,119**	
4. Total Net Assignment Income	**151,605**	**222,313**	

Comments: car addition of 1950 times 12 som 23400 per annum

Hub: IAC AMSTERDAM - MARINA VAN ZELM   ING International Assignment Policy   Calculated On: 12/10/2009

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lNG US	Page 1 of 2

Dear Ewout,

Thanks for the update. We are all very excited to have you on board and to have overcome these last two obstacles to make it happen. We believe you will have a very positive impact on the team and look forward supporting you further in this endeavor.

In the meantime, to be clear, I have pleasure in confirming the following:

1) Out-of-pocket expenses in moving to NY

As discussed, the spirit of the LTA policy is to minimize (ideally prevent) any out-of-pocket and relevant expenses when moving expatriates from one city to another. The same applies to you. If, for whatever reasons, the moving allowances are insufficient to cover said relevant moving costs, ING will look favourably at compensating for the delta either wholly or partly, depending on the case. Notwithstanding this, I did confirm a more specific support towards your potential “loss on sale of car”, i.e. “Out-of-pocket” expenses on the sale of your personal car in Hong Kong. As discussed, we will approach this by comparing the “book value” versus the “actual sale value”. However, within reason as we have no doubt you will apply. As such, you promised, indeed, to get the backup details on this.

2) Housing Allowance

We have given serious consideration to your family situation and have factored in new information and therefore can confirm we have increased your housing allowance to a max of USD $13.5K/ month. There are two caveats: Firstly, this amount is only applicable for a rental in New York City proper. If you ultimately decide to live in the suburbs, the allowance remains at USD $11.5K/month. Secondly, you agree that any rental above the USD $13.5K threshold is to be borne entirely by you.

Please confirm by return that the above corresponds to your understanding as well.

I look forward closing this chapter and looking ahead to a successful assignment in the US.

Kind regards,

Eric

Statement for ING Pensioenfonds (Dutch based employees)

Due to the procedure to have the participation of the employees in the Dutch pension fund (ING Pensioenfonds) continued, and to meet the criteria as set out in Q&A 08-003 of February 12, 2008 (“Vraag & Antwoord 08-003 d.d. 120208”), Host Country Office hereby declares the following:

1.	that Mr.E.L. Steenbergen is temporarily assigned to Host Country from the Netherlands by ING;

2.	that these employees are fulfilling employment activities on behalf of Host Country Office during the assignment;

3.	that due to the Host Country assignment Host Country Office allows these employees to continue their participation to the Dutch pension fund (ING Pensioenfonds);

4.	that, following from the Q&A 08-003 of February 12, 2008 (“Vraag & Antwoord 08-003 d.d. 120208”), Host Country Office hereby grants pension entitlements to the employees mentioned, that will be insured by the Dutch pension fund (ING Pensioenfonds.

Atlanta, 27 October 2009

/s/ R. Leary

Receiving Manager

R. Leary

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